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                                                                        EX 10.5
                         MANAGEMENT SERVICES AGREEMENT


         Management Services Agreement dated as of October ____, 1997 ("Agreement") by and between Bolle Inc., a Delaware corporation ("Bolle"), and BEC Group, Inc., a Delaware corporation ("BEC").

                              W I T N E S S E T H

         WHEREAS, BEC is experienced in the overall management and direction of corporations which design, develop, manufacture and distribute products for specialized markets throughout the world; and;

         WHEREAS, Bolle, a manufacturer of sunglasses, eyeglasses and goggles, desires to engage BEC to provide managerial and other advisory services to Bolle and its subsidiaries, and BEC desires to accept such engagement;

         NOW THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, desiring to be legally bound, do hereby agree as follows:

         1. ENGAGEMENT OF BEC. Bolle hereby engages BEC, and BEC hereby accepts such engagement, to provide managerial and other advisory services on a continuing basis to Bolle and its subsidiaries, upon the terms and conditions hereinafter set forth.

         2. SERVICES.

                  2.1 SCOPE OF SERVICES. Subject to the terms and conditions hereof, BEC shall provide on a continuing basis to Bolle and its subsidiaries such managerial and advisory services relating to Bolle and its subsidiaries, as are specified in
                  Section 2.2 hereof and as Bolle may reasonably request from time to time having regard to BEC's experience and expertise, personnel and the remuneration payable to BEC under this Agreement. Under no circumstances shall BEC be required to provide the services of outside professionals or consultants in fulfilling its obligations hereunder, except on such terms and conditions as may be agreed between the parties from time to time.

                  2.2 SPECIFIC SERVICES. The services BEC shall provide to Bolle and its subsidiaries hereunder shall include, but not be limited to, the following:

                           (a) advice and assistance as to the general and corporate policies and strategic planning and direction of Bolle and its subsidiaries and, in connection therewith, make available the services of Martin E. Franklin and Ian G.H. Ashken;



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                           (b) making available personnel of BEC to serve as
                           directors on the boards of directors of Bolle and its subsidiaries and on committees of such board of directors as Bolle and its subsidiaries may reasonably request;

                           (c) advice and assistance in dealing with regulators, including, without limitation, public hearings involving Bolle or any of its subsidiaries before governmental and regulatory bodies;

                           (d) advice and assistance involving investor relations for Bolle, including without limitation, communication with Bolle's investors, analysts and securities regulators and the preparation and filing by Bolle of disclosure documents and reports required to be filed by it in accordance with applicable securities laws, rules and regulations;

                           (e) advice and assistance with respect to the financial affairs of Bolle and its subsidiaries, including, without limitation, the evaluation of budgets, business plans, capital expenditure proposals and financial projections for Bolle and its subsidiaries, monitoring of Bolle's operational results (including those of its subsidiaries) and consultation with management of Bolle with respect to those results;

                           (f) advice and assistance in connection with the raising by Bolle or any of its subsidiaries of external debt or equity capital and dealings by Bolle and its subsidiaries with their respective bankers and other sources of financial assistance;

                           (g) advice and assistance in connection with interest rate risk management, foreign exchange management and excess cash investment;

                           (h) advice and assistance in connection with the acquisition and divestiture of related operations;

                           (i) advice and assistance with regard to community relations and public relations programs;

                           (j) advice, assistance and coordination in pension planning matters;

                           (k) advice, assistance and coordination involving insurance matters, including, without limitations, risk management, planning, disaster advice and coordination of insurance programs with affiliated companies;

                           (l) advice and assistance in connection with Bolle's relationship with external auditors and internal audits conducted to review the corporate operations and affairs of Bolle and its subsidiaries, (including, without limitation, assistance in identifying areas in which operational improvements can be made);


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                           (m) advice and assistance in further developing
                           policies and procedures for Bolle and its subsidiaries relating to financial, accounting, human resource and benefits matters;

                           (n) monitoring international developments and new business opportunities and consulting with management of Bolle regarding same.

         3. FEES AND EXPENSES.

                  3.1 MANAGEMENT FEE. In consideration of the services to be rendered by BEC hereunder, Bolle shall pay to BEC a monthly fee of $60,000 (the "Management Fee"), together with any relevant sales taxes during each year that this Agreement remains in effect. The Management Fee shall be paid in arrears within five (5) days after the end of each month included within the term of this Agreement.

                  3.2 EXPENSES. If, during the term of this Agreement, BEC incurs any identifiable, reasonable out-of-pocket expenses (including, without limitation, travel and living expenses) in respect of the services rendered by BEC hereunder, BEC shall be entitled to obtain reimbursement from Bolle of such expenses upon providing Bolle with an invoice setting forth the particulars of the expenses for which BEC is claiming reimbursement hereunder. Notwithstanding the foregoing, BEC shall not be entitled to reimbursement for any known single item of expense in excess of $10,000 unless such expense shall have been pre-approved by the President of Bolle. Any amount due BEC under this Section 3.2 shall be paid by Bolle within five (5) days after the end of the month in which the invoice covering such amount was delivered to Bolle.

                  3.3 LATE PAYMENTS. Notwithstanding any provision contained herein to the contrary, if and to the extent that payment of any of the amounts described in Section 3.1 or 3.2 hereof would result in Bolle or any of its subsidiaries being in default under any agreement with a bank or similar lending institution, Bolle may defer payment thereof until such time, but only until such time, as the payment would not result in Bolle being in default under such agreement, provided that if such default continues for more than three (3) months BEC shall not be obligated to provide any services pursuant to this Agreement until such time as all outstanding amounts have been paid in accordance with this Agreement. Any payment to be made to BEC pursuant to this Agreement that is not paid when due (including, without limitation, pursuant to the deferment contemplated in the preceding sentence) shall bear interest from the date such payment is due until the date such payment is made at a rate per annum equal to the prime rate of the New York City branch of NationsBank, N.A. during such period, adjusted on a daily basis for changes in that rate, plus 2% per annum.

         4. LIMITATION OF LIABILITY. BEC assumes no responsibility to Bolle hereunder other than as expressly set forth herein. BEC shall not be liable to Bolle hereunder except for actual damages where BEC has acted in bad faith or has been grossly negligent in the performance of


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its obligations hereunder. Bolle agrees to indemnify and hold harmless BEC from and against any and all losses, damages, claims, liabilities, deficiencies, costs and expenses (including reasonable attorney's fees) ("Losses") incurred or suffered by BEC or any of its subsidiaries, arising from or in connection with the services provided by BEC or any of its subsidiaries pursuant to this Agreement other than Losses suffered or incurred as a result of BEC's bad faith or gross negligence in the performance of its obligations hereunder.

         5. INDEPENDENT CONTRACTOR. BEC shall act as the independent contractor of Bolle. BEC shall not be the legal agent of Bolle for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of Bolle, except to the extent hereafter specifically authorized in writing by Bolle. BEC shall advise all third parties with whom it deals in the performance of services hereunder of such lack of authority. Bolle shall not be bound by or liable to any third party for any act or for any obligation or debt incurred by BEC toward such third party, except to the extent hereafter specifically agreed to in writing by Bolle.

         6. TERMS. The initial term of this Agreement shall commence as of the date hereof and shall continue through and include the third anniversary of the date hereof. Thereafter, the term of this Agreement shall automatically continue in full force and effect for succeeding one-year periods unless either party hereto shall give notice of termination to the other no later than ninety
(90) days prior to the expiration of the initial term, or any renewal term then in effect, as the case may be. The respective rights and obligations of Bolle and BEC which have accrued hereunder at the time of expiration of this Agreement shall not be affected by such expiration.

         7. MISCELLANEOUS.

                  7.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing. Notices and other communications shall be delivered personally (including by any reputable overnight courier) or sent by certified or registered mail, postage prepaid, or by telecopier and shall be deemed received, in the case of personal delivery, when delivered, in the case of mailing, on the third day after mailing, and in the case of telecopy transmission, upon transmittal.


                  All notices and other communications given pursuant to this Agreement shall be addressed as follows:

                  (a)      If to Bolle, to it at:

                           Bolle Inc.
                           3890 Elm Street
                           Denver, CO 80207
                           Telecopier:  (303) 321-6952
                           Attention:  Mr. Gary Kiedaisch


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                  (b)      If to BEC, to it at:

                           BEC Group, Inc.
                           555 Theodore Fremd Avenue
                           Suite B-302
                           Rye, New York  10580
                           Telecopier:  (914) 967-9405
                           Attention:  Mr. Martin E. Franklin

                  Either party hereto may change the person to whom or the address or telecopier number to which notices and other communications are to be given hereunder, but any such notice or other communication shall be effective only when actually received by the other party hereto.

                  7.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior arrangements, agreements or understandings, whether written or oral. During the initial term of this Agreement, no amendment, modification or waiver of any of the terms or provisions of Section 3 hereof shall be valid or binding unless set forth in writing and signed by Bolle and BEC. No other amendment, modification or waiver of any of the terms or provisions hereof shall be valid or binding unless set forth in writing and signed by Bolle and BEC.

                  7.3 NON-WAIVER. The waiver of, or failure to take action with regard to, any breach of any term or condition of this Agreement shall not be deemed to constitute a continuing waiver or a waiver of any other breach of the same or any other term or condition.

                  7.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.5 COUNTERPARTS. This Agreement may be executed in more than one counterpart and if so executed, each of such counterparts shall be deemed to be an original, and, when executed by both parties hereto, all such counterparts shall be read together as one agreement.

                  7.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, but may not be assigned by either party without the prior written consent of the other.

                  7.7 SEVERABILITY. If any term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless be valid and enforceable subject to an equitable revision to be negotiated by the parties hereto with the objective of maintaining the original balance between their respective rights and obligations.


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                  7.8 GOVERNING LAW. This Agreement shall be enforced, governed and construed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed wholly within such State without giving effect to the principles of conflict of laws thereof.

                  7.9 FURTHER ASSURANCES. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to fulfill the purposes of this Agreement.

         IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.


                                     BOLLE INC.


                                     By:
                                        ----------------------------------
                                         Name:
                                         Title:


                                     BEC GROUP, INC.


                                     By:
                                        ----------------------------------
                                         Name:
                                         Title:





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